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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements of American Bio Medica Corporation (the "Company") on Form S-3 (File No. 333-89716), Form S-3 (File No. 333-70220), Form S-3 (File No. 333-16535), Form
S-8 (File No. 333-83684), Form S-8 (File No. 333-91025) and Form S-8 (File No.
333-19203) of our report dated June 20, 2001 (with respect to Note B, July 23,
2001) on our audit of the financial statements of the Company as of and for the year ended April 30, 2001, which report is included in this Annual Report on Form 10-KSB. In addition, we consent to the reference to us under the heading "Experts" in the registration statements in the above Forms S-3.

Our report contains an explanatory paragraph that states that the Company has experienced recurring net losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Eisner LLP

Eisner LLP
(formerly Richard A. Eisner & Company, LLP)

New York, New York
March 27, 2003